Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the common stock of Great Elm Capital Group, Inc. may be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated: March 5, 2020

PC ELFUN LLC By: Pine Crest Capital LLC Its: Manager

By:	/s/ Daniel J. Hopkins
Name:	Daniel J. Hopkins
Title:	Manager

PINE CREST CAPITAL LLC

By:	/s/ Daniel J. Hopkins
Name:	Daniel J. Hopkins
Title:	Manager

By:	/s/ Michael Hughes
Name:	Michael Hughes

By:	/s/ Daniel J. Hopkins
Name:	Daniel J. Hopkins